Exhibit 10.1

SEPARATION AGREEMENT, RELEASE and CONSULTING AGREEMENT

THIS AGREEMENT made as of the 2nd day of July, 2020.

BETWEEN:

CERIDIAN DAYFORCE INC.
( “Ceridian Dayforce”) and
 CERIDIAN HCM HOLDING INC. (“Ceridian Holding”)

- and -

OZZIE GOLDSCHMIED
(hereinafter “Goldschmied”)

WHEREAS:

A.Ceridian Dayforce is a corporation incorporated pursuant to the laws of Ontario, and registered to and carrying on business throughout Canada of providing human capital management software and services;

B.Ceridian Holding is a Delaware corporation and the indirect parent company of Ceridian Dayforce;

C.Ozzie Goldschmied is currently Executive Vice President and Chief Technology Officer of Ceridian;

D.Ceridian and Goldschmied have mutually agreed that Goldschmied’s employment with Ceridian Dayforce will change as follows:

1.

effective August 31st, 2020, Goldschmied will no longer be the be the Executive Vice President and Chief Technology Officer of Ceridian but will remain as an employee of Ceridian in the role of Senior Advisor to the President until December 31st, 2020 (the “Employment Separation Date”); and

2.

from and after the Employment Separation Date, Goldschmied will cease to be an employee of Ceridian, but will continue providing Consulting Services (as defined below) during the Consulting Term (as defined below);

THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained to be performed, the parties agree as follows:

Section 1. Definitions

1.01	As used in this Agreement:
(a)	“Agreement” means this Agreement and any schedules hereto, as may be amended in writing by both parties;
(a)

“Ceridian” means, collectively, Ceridian Holding, Ceridian HCM, Inc. and any of its affiliates, including without limitation Ceridian Canada Ltd., Ceridian Dayforce Ltd., and Ceridian Dayforce Corporation;

(b)

“Confidential Information” means any information identified by Ceridian or a Customer as “Confidential” and/or “Proprietary”, or which, under the circumstances, ought to be treated as confidential or proprietary including, without limitation, trade secrets, non-public information related to Ceridian or the Customer’s business (as the case may be), employees, service methods, software, documentation, financial information, prices and product plans, whether in written, verbal, or electronic form, but does not include information which Goldschmied can establish: (i) has become generally available to the public other than as a result of a breach of the Agreement by Goldschmied or any third party to whom Goldschmied has disclosed same; (ii) was disclosed to Goldschmied on a non-confidential basis by a third party who did not owe an obligation of confidence to Ceridian or a Customer (as the case may be) with respect to the disclosed information; or (iii) was known by Goldschmied prior to its receipt from Ceridian or a Customer (as the case may be), as evidenced by written document;

(c)

“Consulting Services” means general business consultation services to be provided by Goldschmied hereunder as may be requested from time to time by Ceridian during the Consulting Term, and in particular (but without limitation) with respect to the Research and Development and Product areas of the business;

(d)	“Consulting Term” means the period of time from the Employment Separation Date to and including June 30th, 2022;
(e)

“Competitive Business” means any person or entity that provides products or services or is otherwise engaged in any business competitive with the business carried on by Ceridian or any of its subsidiaries or affiliates, being the business of providing human capital management software and services;

(f)

“Customer(s)” means any party who has entered into an agreement with Ceridian for the supply by Ceridian of products or services, or any party with whom Ceridian is actively engaged in an effort to enter into such agreement;

(g)	“Employment Agreement” means the written employment agreement entered into between Goldschmied and Ceridian Dayforce Inc. dated April 2, 2012, and any amendments thereto;
(h)

“Employment Laws” means the Income Tax Act (Canada), the Canada Pension Plan Act, the Employment Insurance Act (Canada) and any other federal, provincial or municipal legislation now or hereafter in existence applicable to the relationship between employees and employers;

(i)	“Personal Information” means information about an identifiable individual or allowing an individual to be identified, including any information relating to the employees of Ceridian or a Customer;
(j)

“Restrictive Covenants” means the Non-Competition, No-Hire and Non- Solicitation Restrictions as stated in the Plans (as defined below) and the corresponding written Notice(s) of Option Grant under which any Stock Options were granted to Goldschmied as well as set out in Goldschmied’s Employment Agreement;

(k)

“Stock Options and Restricted Stock Units” means those outstanding stock option and restricted stock unit awards granted to Goldschmied as identified in written option grant notice(s), issued under the 2013 Ceridian HCM Holding Inc. Stock Incentive Plan, as may have been amended from time to time (the “2013 Plan”), and the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan, as may be amended (the “2018 Plan”), the 2013 Plan and 2018 Plan are collectively referred to herein as the “Plans”.

(l)

“Work Product" means models, devices, reports, computer programs, tooling, schematics and other diagrams, instructional materials, and anything else Goldschmied produces in the course of providing the Consulting Services.

Section 2.Change in Roles and Responsibilities; Separation from Ceridian

2.01The parties agree that Goldschmied’s working notice period will begin effective August 31st, 2020 and end on December 31, 2020 (the “Working Notice Period”).  Between the date of execution of this Agreement and the commencement of the Working Notice Period, Goldschmied will assist with transition activities.  Thereafter, and during the Working Notice Period, Goldschmied will remain available only for miscellaneous consultation and inquiries until the Employment Separation Date.   As of the Employment Separation Date, Goldschmied’s employment with Ceridian will cease, he will no longer be Senior Advisor to the President of

Ceridian, and thereafter Goldschmied shall continue performing services for Ceridian solely as consultant and independent contractor, on and subject to the terms set forth below.

As of September 1, 2020, Goldschmied will no longer be a “Group 1” executive.  As a consequence, it is understood and agreed that his obligations with respect to trading in Ceridian securities as a Group 1 executive will cease as of that date.

Although not anticipated, should Goldschmied act in a manner so as to constitute just cause at common law prior to or during the Working Notice Period, or otherwise violate a material provision of this agreement, this agreement shall automatically terminate, the offers herein will be null and void, including but not limited to the agreement to provide pay in lieu of notice and the Consulting Agreement set out herein.

Goldschmied hereby confirms that he has had adequate opportunity to ask Ceridian any questions regarding this Agreement and to discuss this Agreement with his financial and legal advisors, and any other persons he wished to consult (subject to the confidentiality obligations contained herein).  Goldschmied further agrees that he has voluntarily decided to become a party to this Agreement, and understands it will be effective when it is executed by him.  In order to receive all of the benefits of this Agreement, Goldschmied must, on or after the Employment Separation Date, execute the Release attached hereto as Schedule A, which covers the period from the date of his execution of this Agreement until the Employment Separation Date.

Regardless of whether or not this Release is executed, Goldschmied will be paid all salary or wages, vested and unused paid days off, and all other amounts to which he is entitled to by law accrued and owing as at the Employment Separation Date, less all legally required or authorized withholding.

2.02Ceridian will, upon execution of the Agreement and Release as set out in Section 2.01 above:

(a)	With respect to the base salary component of Goldschmied’s remuneration, provide Goldschmied 18 months base salary, which amount will be comprised of:
(i)

4 months base salary during the Working Notice Period (being One Hundred Fifty-Two Thousand Two Hundred Eighty Dollars ($152,280.00) (CAD) less statutory deductions, paid by way of regular semi-monthly salary payments; and

(ii)

14 months base salary in lieu of notice, being Five Hundred Thirty-Two Thousand Nine Hundred Thirty-Two Dollars ($532,980.00) (CAD) less statutory deductions, which amount is inclusive of all statutory notice and/or severance due to Goldschmied, and will be payable by way of a lump sum payment, following the execution of Release contemplated in Section 2.01 above (the “Payment Date”);

(b)

Pay Goldschmied, on the Payment Date, a lump sum payment equal to Goldschmied’s 2020 Management Incentive Plan (“MIP”) compensation (at target level), to which he would have become entitled for 2020 based on the 2020 MIP metrics, in the amount Two Hundred Seventy-Four Thousand One Hundred Four Dollars ($274,104.00) (CAD) payable on the Payment Date.  For clarity, this payment will be provided to Goldschmied regardless as to whether, or at what rate, MIP payments are provided to other similarly situated Ceridian employees. The Performance Stock Units which were granted as a portion of Goldschmied’s 2020 MIP compensation will not vest and have been compensated by way of a cash payment in this clause 2.02(b);

(c)

Provide Goldschmied a payment in the amount of $10,000 CAD (on the Payment Date) for reasonable executive-level outplacement and transition services, legal fees and/or financial advice in respect of this separation and career transition;;

(d)	Continue, upon approval of the benefits carrier, all health and dental benefit plans in which Goldschmied and any of his dependents are currently enrolled, which benefits will terminate at the end of the Consulting Term.  All other business travel accident, accidental death and dismemberment insurance, short-term and long-term disability, and other insurance coverage to which Goldschmied has been entitled as a Ceridian employee, will terminate on the Employment Separation Date, having satisfied the statutory notice period during the Working Notice Period.

2.03Subject to section 3.03 of this Agreement, all issued and outstanding Stock Options and Restricted Stock Units granted to Goldschmied will be handled in accordance with the terms of the Plans, as applicable, and the option agreements governing such Stock Options and Restricted Stock Units and underlying shares.

2.04Other than as explicitly set forth in this Agreement, the consideration and other benefits as set forth in this Section 2 will constitute the full amount of monies and other consideration to be paid to Goldschmied by Ceridian with respect to and in connection with the termination of his employment, including but not limited to (i) any amounts under Ceridian’s incentive or bonus programs for periods completed prior to or following the Employment Separation Date, (ii) any amounts under the Employment Agreement, and (iii) any amounts owing or claimed to be owing to Goldschmied pursuant to the terms of any other compensation arrangement to which he was subject during the term of his employment with Ceridian.

Section 3.Engagement of Goldschmied as a Consultant

3.01Provided Goldschmied signs Schedule A following his Employment Separation Date, then Ceridian agrees to engage Goldschmied as an independent contractor to perform the Consulting Services, and Goldschmied agrees to make himself reasonably accessible and available to Ceridian throughout the Consulting Term, on an independent contractor/consulting basis to provide the Consulting Services as may be requested from time to time by Ceridian.

3.02Ceridian shall reimburse Goldschmied for reasonable and demonstrable expenses directly incurred in carrying out his responsibilities under this Agreement, which may include, by way of example only, reasonable travel expenses.  Goldschmied shall not have the authority to charge any expenses to Ceridian without its prior approval, nor to execute any contracts or other documents on Ceridian’s behalf.

3.03As consideration for the Consulting Services to be provided, and as Goldschmied will continue to be providing services to Ceridian without interruption following the Employment Separation Date, Goldschmied will receive the following:

(a)

if and to the extent Goldschmied provides (at the request of Ceridian) Consulting Services, Goldschmied shall be entitled to charge a daily rate in the amount of $2,000 (CAD).  Goldschmied shall set forth such monthly fee in an itemized invoice to be submitted by Goldschmied to Ceridian within 10 business days of the end of such calendar month.  Payment of each invoice shall be made by Ceridian not later than the 30th day of the month following that month for which the invoice is issued, less deductions for any advances made to Goldschmied, and for any expenses paid to Goldschmied on his behalf.  Upon Goldschmied’s production of proof that he is registered respecting the Goods and Services Tax, Ceridian shall remit the required taxes to Goldschmied in respect of payments for such Consulting Services;

(b)

as additional consideration (over and above the payments contemplated in 3.02(a)) for the Consulting Services, Goldschmied shall be permitted to keep his existing Stock Options and Restricted Stock Units, which Options and Restricted Stock Units shall continue under the same terms and conditions as provided under the Plans, as applicable, and the option agreements governing such Stock Options and underlying shares.  Goldschmied’s Stock Options and Restricted Stock Units shall continue to vest until the earlier of:

(i)	the expiration of the Consulting Term; or
(ii)	the earlier termination of this Agreement in accordance with the written terms hereof.

However, and for the avoidance of doubt, in the event Goldschmied breaches any term of this Agreement (including without limitation, his obligations as set forth in Section 3.06 or 5), then in addition to any other rights or remedies Ceridian may have at law or in equity, the Consulting Services shall automatically terminate, this Section 3 shall become null and void, all Stock Options and Restricted Stock Units will be handled solely in accordance with the original terms of the Plans, as applicable,  and the option agreements governing such Stock Options and Restricted Stock Units and underlying shares, and any Stock Options and Restricted Stock Units which may have vested during the Consulting Term shall immediately be forfeited.

3.04During the Consulting Term, Goldschmied will be subject to the Restrictive Covenants and the further covenants as set out in Article 5 hereof.

3.05In addition to the obligations set forth herein, Goldschmied shall comply at all times with Ceridian’s security procedures in effect from time to time, as well as the terms and conditions of all Ceridian written policies, including without limitation, the following if and/or as applicable (copies of which Goldschmied acknowledges having been provided to him or made available to him):

Ceridian Code of Conduct
Privacy Policy
Security Standards / Requirements
Travel Policy

3.06Goldschmied shall not, either during the course of the Consulting Term or thereafter, for any reason whatsoever, directly or indirectly:

(a)

disclose any Confidential Information to any person, firm or corporation other than for the purposes of providing the Consulting Services, and as authorized by Ceridian or the Customer (as the case may be) in advance; or

(b)

use for Goldschmied’s own purpose, or for any purpose other than that of providing the Consulting Services, any Confidential Information which he acquires through his involvement with Ceridian or a Customer and through his contact which any person, firm or corporation affiliated with Ceridian or a Customer.

At all times Goldschmied shall act bona fide and in the best interests of Ceridian and the Customers.

3.07Notwithstanding anything to the contrary, the Consulting Services may be terminated:

(a)	by Ceridian Dayforce if Goldschmied breaches any material term of this Agreement (including without limitation, his obligations as set forth in Section 5);
(b)	by Goldschmied by giving Ceridian Dayforce thirty (30) days advance written notice.

For the avoidance of doubt, to the extent Ceridian is able to show a breach of this agreement, Goldschmied shall be considered to have breached the Agreement for the purposes of Section 3.03.  The Consulting Services shall also terminate without notice or pay in lieu thereof in case of the death of Goldschmied, or by reason of illness or accident whereby Goldschmied is incapable of carrying out the terms and conditions of this Agreement for one (1) month, or upon the bankruptcy of either party.

3.08On termination of the Consulting Services, Goldschmied shall:

(a)

forthwith deliver up all documents, papers, plans, materials and other property of or relating to the affairs of Ceridian and any Customers which may then be in his possession or under his control; and

(b)	immediately cease making any representation that he is associated with Ceridian or any Customers.

3.09Goldschmied represents that he is and will at all times throughout the Consulting Term comply with all applicable legislation relating to privacy and the collection, use and disclosure of Personal Information.

3.10During the Consulting Term, Goldschmied will not be an employee of Ceridian Dayforce or any other Ceridian entity, and will be considered an independent contractor, and accordingly Employment Laws will not apply to Goldschmied at any point during the term of the Consulting Services.  Ceridian is interested only in the results obtained by Goldschmied who retains sole control of the manner and means of performing the Consulting Services, subject to its specific terms and conditions, and provided that he maintains standards generally accepted in the industry for such services.

3.11All Work Product will belong to Ceridian, and Goldschmied will deliver all Work Product to Ceridian upon the earlier of the expiration/termination of the Consulting Services or Ceridian's request. Goldschmied will promptly disclose to Ceridian any works of authorship, including drawings, designs, plans, specifications, notebooks, tape recordings, computer programs, computer output, models, tracings, schematics, photographs, reports, findings, recommendations, educational materials, data and memoranda of every description and anything else Goldschmied produces in connection with the Consulting Services, and Goldschmied hereby assigns to Ceridian all copyrights in such works.  To the extent permitted by law, Goldschmied waives any moral rights, such as the right to be named as author, the right to modify, the right to prevent mutilation and the right to prevent commercial exploitation, whether arising under the Berne Convention or otherwise.  Goldschmied will sign any necessary documents and will otherwise assist Ceridian, at Ceridian’s expense, in registering Ceridian’s copyrights and otherwise protecting Ceridian’s rights in such works in any country.  Ceridian will own all patents, copyrights or trade secrets covering such materials and will have full rights to use the materials without claim on the part of Goldschmied for additional compensation. Goldschmied will not use any pre-existing intellectual property including any trade secret, invention, work of authorship, mask work or protectable design that has already been conceived or developed by anyone other than Ceridian in connection with the Consulting Services unless Goldschmied has the right to use it for Ceridian’s benefit.

Section 4.Release of Claims Against Ceridian; Waivers

4.01In consideration of the terms and conditions of this Agreement, Goldschmied hereby fully and completely releases and discharges Ceridian, and all present and former subsidiaries, parents and affiliated corporations, and all of their respective directors, officers, agents, employees, trustees, insurers, attorneys, employee benefit plans and their fiduciaries, and each of their successors and assigns (collectively, the “Released Parties”), from any and all claims, complaints, agreements, obligations, demands and causes of action which he has or may have and which are known or unknown, arising out of any actions, conduct, decisions, behavior or events occurring up to the date of execution of this Agreement or in any way connected with his employment relationship with Ceridian, his separation from employment from Ceridian, or his entering into this Agreement. Goldschmied further understands that he must execute the release attached at Schedule A in order to receive all of the benefits of this Agreement.  This Agreement, and the release of claims it contains, specifically covers, but is not limited to, any and all claims, complaints, causes of action or demands that Goldschmied has or may have against the Released Parties relating in any way to the terms, conditions and circumstances of his employment up to and including the date of his signature below, whether based on statutory or common law, for employment discrimination or other violations of law, or any state’s human rights act, including but not limited to claims under the Employment Standards Act or the Human Rights Code. Notwithstanding the foregoing, neither this Section 4 nor the Additional Release attached as Schedule A will bar any claim that a party has breached this Separation Agreement or to enforce its terms.

Section 5.	Non-Disclosure, Non-Competition, Non-Solicitation and Non-Disparagement Agreements and Cooperation

5.01As part of the consideration of Ceridian entering into Goldschmied’s Employment Agreement, and as consideration for granting Goldschmied the Stock Options and Restricted Stock Units, Goldschmied voluntarily signed and agreed to the Restrictive Covenants.  In this regard, Goldschmied hereby re-affirms the validity and enforceability of the Restrictive Covenants and agrees that such terms remain in full force and effect following execution of this Agreement.  Goldschmied further agrees never to seek to argue or assert that the Restrictive Covenants are not enforceable against him.

5.02In addition, and in consideration for the payments and other consideration set out herein, Goldschmied agrees that he will not, from the date hereof until June 30th, 2022 (the “Covenant Period”),  either directly or indirectly, provide services, in any capacity, whether as an employee, consultant, independent contractor, owner, or otherwise, to any of the following entities, or any of their affiliated entities, where these entities provide products or services which amount to a Competitive Business with Ceridian as of the Employment Separation Date: (1) ADP, LLC, (2) The Ultimate Software Group, Inc., (3) Workday, Inc. (4) Paycom Software Inc.  (5) Paylocity Corporation (6) Kronos, Inc.; (7) Payworks Inc. (8) SAP SE (9) Oracle Corporation or (10) Microsoft Corporation.  It is understood and agreed that ownership of less than 1% of the issued and outstanding shares of any of the above entities shall not constitute a breach of this provision.

5.03In addition, Goldschmied covenants and that he will not, during the Covenant Period, either directly or indirectly:

(a)

in connection with a Competitive Business solicit or endeavour to entice away from Ceridian or any of its affiliates any Customers of Ceridian or its subsidiaries or affiliates at the date of termination of such employment or who were in such position at any time during the immediately preceding twelve (12) month period with the purpose or effect of reducing the business of any Customers with Ceridian or any of its subsidiaries or affiliates, or otherwise interfere with the relationship between any Customers and Ceridian or any of its subsidiaries or affiliates;

(b)

offer employment to or endeavour to entice away from Ceridian or any of its affiliates any person who was employed by Ceridian or such affiliate at the end of the Covenant  Period with Ceridian or interfere in any way with the employer-employee relations between any such employee and Ceridian or any of its subsidiaries or affiliates.

5.04The foregoing covenants are given by Goldschmied acknowledging that he has specific knowledge of the affairs of Ceridian and that Ceridian carries on and attempts to carry on business throughout the world. In the event that any clause or portion of any such covenant should be unenforceable or be declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of the covenants and such unenforceable or invalid portions shall be severable from the remainder of this terms of this Agreement. Goldschmied hereby acknowledges and agrees that all restrictions contained in this Agreement are reasonable and valid and all defences to the strict enforcement thereof by Ceridian are hereby waived by Goldschmied.  It is understood by the parties hereto that the covenants contained in this clause are essential elements to the terms of this Agreement and that, but for Goldschmied’s agreement to enter into such covenants, Ceridian would not have agreed to the payments herein, including but not limited to the severance payment.  The parties hereby acknowledge and agree that the restrictions contained in this clause are in addition to, and not in substitution for, any other restrictive covenants in existence between Ceridian and Goldschmied, including without limitation, any similar restrictions agreed to in connection with the grant of the Stock Options and all such agreements shall be considered separate and distinct covenants and obligations, enforceable in accordance with their terms notwithstanding the invalidity or unenforceability of any such agreement or term thereof.

5.05In addition, Goldschmied further agrees as follows:

(a)

not to make, cause or attempt to cause any other person to make, any statements, either written or oral, or convey any information about Ceridian that is disparaging or in any way reflects negatively upon Ceridian, including without limitation in social media or otherwise;

(b)

to provide, at Ceridian’s reasonable request, and for no additional consideration, reasonable assistance and cooperation with respect to any legal matter involving Ceridian, including without limitation, any litigation and/or any business matter related to his position, function or responsibilities during his employment with Ceridian; provided however that in the event the assistance and cooperation requested by Ceridian requires him to incur costs or expend monies, or otherwise results in a material financial cost, Ceridian will reimburse or otherwise compensate Goldschmied for the reasonable amount of such costs or expended monies;

(c)

Goldschmied will return to Ceridian, prior to or on the Employment Separation Date, any company property including laptop, cellular phone, computing devices, credit and phone cards, documents and information, including company software and hardware, list of names and contacts, operational and technical information, and other data regarding the Ceridian, that he has in his possession either at his home or any other location outside the company.

Section 6.Miscellaneous Provisions

6.01Any and all previous agreements, written or oral, between the parties or on their behalf relating to the engagement of Goldschmied by Ceridian are hereby terminated and cancelled, and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such agreement.  This Agreement constitutes the whole agreement between the parties with respect to Goldschmied’s engagement by Ceridian.  Notwithstanding the foregoing, the parties acknowledge and agree that the Restrictive Covenants and agreements between the parties related to stock options shall remain in full force and effect according to their terms.  No modifications, amendments or variations of the Agreement shall be effective or binding unless agreed to in writing and properly executed by the parties.

6.02This Agreement shall not be assignable by Goldschmied except by the written consent of Ceridian.  The rights and obligations of this Agreement shall inure to the successors and assigns of the Released Parties.

6.03It is understood and agreed that either party may waive in writing any provision of this Agreement intended for such party’s sole benefit, but it is further agreed that any waiver of the performance of any condition by the other party shall not constitute a continuing waiver of any other or subsequent default, but shall include only the particular breach or default so waived.

6.04If Goldschmied breaches any term of this Agreement or the Restrictive Covenants, Ceridian shall be entitled to its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under Section 2 of this Agreement, and payment by Goldschmied of Ceridian’s attorneys’ fees and costs.  If Ceridian seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

6.05If any covenant or agreement herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the enforceability or validity of any other covenant or agreement of this Agreement or any part thereof, and any such covenant or agreement may be modified by the court to the maximum extent permitted by law, or if modification is not permissible, severed from this Agreement without affecting the remainder of the Agreement.

6.06This Agreement shall be governed by, construed and enforced in accordance with the laws of the Province of Ontario and all federal laws applicable therein.

6.07This Agreement was prepared by Ceridian.  Goldschmied represents by signing this Agreement that he has been given the full opportunity to obtain such independent legal and other advice as required to allow him to enter this Agreement, and accordingly the Agreement shall not be construed in favor of or against either party by reason of or to the extent to which any party or its legal counsel participated in its preparation.

6.08This Agreement may be executed by facsimile or electronic transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

IN WITNESS WHEREOF this Agreement has been duly executed by the parties as of the date written above.

SIGNING PAGE TO FOLLOW

CERIDIAN DAYFORCE LTD. Per:/s/ Susan Tohyama Name:Susan Tohyama Title:Chief Human Resource Officer I have the authority to bind the company
CERIDIAN HCM HOLDING INC. Per:/s/ Susan Tohyama Name:Susan Tohyama Title:Chief Human Resource Officer I have the authority to bind the company
/s/ Stefanie Goldschmied Witness Signature Print Name: Stefanie Goldschmied	))))	/s/ Ozzie Goldschmied OZZIE GOLDSCHMIED

SCHEDULE A

GENERAL RELEASE OF CLAIMS

I, Ozzie Goldschmied, for the sole consideration of the amounts set out in the written agreement titled “Separation Agreement, Release and Consulting Agreement” made amongst the undersigned, Ceridian Dayforce Ltd. and Ceridian HCM Holding Inc. and the terms and conditions of thereof (the “Settlement”), and such other good and valuable consideration, the receipt and sufficiency whereof by me is hereby expressly acknowledged, do hereby remise, release and forever discharge Ceridian Dayforce Ltd., Ceridian Holding and all of its parents, affiliates, subsidiaries, insurers and the officers, directors, shareholders, employees, trustees and agents of Ceridian Dayforce Ltd. and all of its parents, affiliates and subsidiaries including but not limited to Ceridian Dayforce Corporation, Ceridian Canada Ltd., Ceridian HCM., Inc. (hereinafter collectively referred to as the “Releasees”) of and from all actions, causes of action, debts, demands, dues, bonds, accounts, covenants, contracts and claims whatsoever which I ever had, now have or which I can, shall or may hereafter have for or by reason of any cause, matter or thing whatsoever existing up to the present time, including without limiting the generality of the foregoing any actions, causes of action, suits, debts, demands, or claims relating to my employment or the termination of my employment with any of the Releasees.

I hereby confirm I have considered whether I may have a claim of harassment or discrimination against the Releasees pursuant to any applicable human rights legislation or otherwise, and confirm the consideration I am receiving under the Settlement fully satisfies any such claim, and I seek no further right or remedy in respect of any such claim.

I also agree not to make any claim or take any proceedings in respect of the claims released against any person, corporation or other entity who or which might claim contribution or indemnity from the Releasees.

I hereby specifically covenant, represent and warrant to the Releasees that I have no further claim against the Releasees for or arising out of my employment or cessation of employment which specifically includes any claims for notice of termination, pay instead of notice, severance pay, incentive compensation, interest and/or vacation pay or claims under The Employment Standards Act or The Human Rights Code, or the equivalent statutes applicable in my province of employment.  I also acknowledge that the monies paid to me include any severance pay and notice pay to which I am entitled under The Employment Standards Act or the equivalent statute in my province of employment.  In the event that I should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees for or by reason of any cause, matter or thing, this document may be raised as a complete bar to any such claim, demand or action.

I agree:

(a)

I will not disclose the terms of the Settlement, including the circumstances leading up to the Settlement, the content of this Release, and/or the existence of the Settlement, to any person or corporation except to my spouse, for the purposes of dealing with Canada Revenue Agency (CRA), with a professional legal or financial advisor who agrees to be and is, professionally bound by confidentiality, or otherwise as required by law.  I agree that all third parties informed of the Settlement will be made aware of, and will be bound by, this confidentiality clause.  Confidentiality is a central term of the Settlement; and

(b)

I will not make, or cause or attempt to cause any other person to make, any statements, either written or oral, direct or indirect, or convey any information about the Releasees which is disparaging or which in any way reflects negatively upon the Releasees, whether true or not, except where expressly required by law.

I covenant that in the event I breach either of clauses (a) or (b) above, I shall immediately repay to the Releasees 90% of the monetary payments under the Settlement and I further acknowledge the repayment obligation set out herein is payable as liquidated damages and not as a penalty.

I agree to indemnify the Releasees and save them harmless from any and all income tax, employment insurance or Canada Pension Plan charges or payment that may be claimed by either the Receiver General of Canada or CRA in respect of any failure on your part to withhold such charges or payments after said, and in the event that any proceedings are commenced against the Releasees, I agreed to indemnify them and save them harmless from any money that might be required to be paid by either CRA or the Receiver General of Canada or by any Court.

I have read the above Release and have had the opportunity to obtain independent legal advice.  I understand that it contains a full and final release of all claims that I have or may have against the Releasees and that there is no admission of liability on the part of the Releasees and that any such liability is denied.

I agree and acknowledge in the event any provision of this Release is deemed void, invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect.

All of the foregoing shall ensure to the benefit of the Releasees, their successors and assigns, and be binding upon me and my respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF I have duly executed this Release this                day of                                , 20           .

Witness Signature Print Name:	))))	OZZIE GOLDSCHMIED